                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               Gensia Sicor Inc.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

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  (2) Form, Schedule or Registration Statement No.:

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  (3) Filing Party:

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  (4) Date Filed:

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

                    [LOGO OF GensiaSicor(TM) APPEARS HERE]

                                   19 Hughes
                           Irvine, California 92618
                                (949) 455-4700

                                  May 5, 1999

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders which will be held on June 16, 1999, at 1:30 p.m., at the principal executive offices of Gensia Sicor Inc., located at 19 Hughes, Irvine, California.

  The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

  After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

  A copy of the Company's Annual Report to Stockholders is also enclosed.

  The Board of Directors and Management look forward to seeing you at the meeting.

                                          Sincerely yours,


                                          /s/ CARLO SALVI
                                          -----------------------------
                                          Carlo Salvi
                                          President and Chief Executive
                                           Officer

                               Gensia Sicor Inc.

                               ----------------

                   Notice of Annual Meeting of Stockholders
                           to be held June 16, 1999

                               ----------------

  The Annual Meeting of Stockholders of Gensia Sicor Inc. (the "Company") will be held at the Company's principal executive offices, located at 19 Hughes, Irvine, California, on June 16, 1999, at 1:30 p.m., for the following purposes:

  1. To elect three Class I directors.

  2. To consider and vote upon a proposal to amend and restate the Company's Employee Stock Purchase Plan.

  3. To consider and vote upon a proposal to amend and restate the Company's 1997 Long-Term Incentive Plan.

  4. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to change the name from "Gensia Sicor Inc." to "SICOR Inc."

  5. To ratify the selection of Ernst & Young LLP as the Company's independent auditors.

  6. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

  The Board of Directors has fixed the close of business on April 19, 1999, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournment of the Annual Meeting. A complete list of stockholders entitled to vote will be available at the Secretary's office, 19 Hughes, Irvine, California, for ten days before the meeting.

  WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                          By order of the Board of Directors.


                                          /s/ WESLEY N. FACH
                                          ----------------------
                                          Wesley N. Fach
                                          Secretary

May 5, 1999

                               Gensia Sicor Inc.

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Gensia Sicor Inc., a Delaware corporation ("Gensia Sicor" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Company's principal executive offices, located at 19 Hughes, Irvine, California 92618 on June 16, 1999, and any adjournment of the Annual Meeting (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the three nominees for Class I director listed in this Proxy Statement and FOR approval of proposals 2, 3, 4 and 5 described in the Notice of Annual Meeting and in this Proxy Statement.

  Stockholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the Annual Meeting. As of April 19, 1999 the Company had 79,860,660 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

  Directors are elected by a plurality vote. Proposals 2, 3 and 5 will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Proposal 4 will be decided by the affirmative vote of a majority of the outstanding shares of the Company. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

  The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. Employees of Georgeson & Co., Inc. will also solicit proxies at an anticipated fee of approximately $7,500 plus reasonable out-of-pocket expenses.

  This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 5, 1999.

                                   IMPORTANT

    Whether you intend to be present at the Annual Meeting or not, we urge you to mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope. This will not limit your rights to attend or vote at the Annual Meeting.

                             ELECTION OF DIRECTORS

  The Company has three classes of directors serving staggered three-year terms. Class I and Class II each consist of three directors and Class III consists of four directors. Three Class I directors are to be elected at the Annual Meeting for a term of three years expiring at the Annual Meeting in 2002 or until each such director's successor shall have been elected and qualified. The other directors of the Company will continue in office for their existing terms, which expire in 2000 and 2001 for Class II and Class III directors, respectively.

Composition of Board of Directors

  A Shareholder's Agreement between the Company and Rakepoll Finance N.V. ("Rakepoll Finance") specifies that the Company shall use its best efforts to cause the Board of Directors to consist of (i) two directors who are executive officers of Gensia Sicor and not affiliated with Rakepoll Finance ("Management Directors"), (ii) three directors designated by Rakepoll Finance ("Investor Directors") and (iii) five independent directors to be designated jointly by the Management Directors and the Investor Directors (the "Independent Directors"). Gianpaolo Colla, appointed to the Board of Directors on March 17, 1999, has been nominated as a Class I Director for election at the Annual Meeting in the capacity of a Management Director. Michael D. Cannon and Donald
E. Panoz, nominated for re-election at the Annual Meeting as Class I Directors, would be an Investor and an Independent Director, respectively. Carlo Ruggeri was appointed to the Board of Directors as an Independent Director on March 17, 1999. Frank C. Becker and Carlo Salvi are the other current Investor Directors; David F. Hale, Herbert J. Conrad and Carlos A. Ferrer are the other current Independent Directors; and John W. Sayward is the other current Management Director.

  During the term of the Shareholder's Agreement, the number of Investor Directors that Rakepoll Finance is entitled to designate will vary according to its ownership interest in Gensia Sicor as a percentage of the number of shares of Gensia Sicor Common Stock controlled directly or indirectly by Rakepoll Finance and its affiliates immediately following the Stock Exchange (its "Initial Interest"). See "Stock Ownership of Management and Certain Beneficial Owners." If Rakepoll Finance's ownership interest in Gensia Sicor is (i) 50% or above its Initial Interest, Rakepoll Finance shall have the right to designate for nomination and approval three Investor Directors; the Management Directors shall have the right to designate for nomination and approval two Management Directors; and the five Independent Directors shall be designated for nomination and approval jointly by the Management Directors and the Investor Directors; (ii) 25% or above but less than 50% of its Initial Interest, Rakepoll Finance shall have the right to designate for nomination and approval two Investor Directors; and there shall be four Independent Directors who shall be designated for nomination and approval jointly by the Management Directors and the Investor Directors; (iii) 10% or above but less than 25% of its Initial Interest, Rakepoll Finance shall have the right to designate for nomination and approval one Investor Director; and there shall be three Independent Directors who shall be designated for nomination and approval jointly by the Management Directors and the Investor Directors. Once Rakepoll Finance's interest has fallen below 10% of its Initial Interest, Rakepoll Finance shall have no further right to designate any Investor Directors or Independent Directors and the Management Directors shall have no right to designate any Management Directors or Independent Directors.

  Mr. Ferrer was elected as a Class II director pursuant to a securities purchase agreement (the "Purchase Agreement") dated May 2, 1997 between the Company and Health Care Capital Partners, L.P. ("HCCP"). The Purchase Agreement requires the Company to have a designee of HCCP as a member of the Company's board of directors or nominate a designee of HCCP for election to the Company's board of directors so long as HCCP, or its related entities own at least 50% of the convertible notes it purchased under the Purchase Agreement or the Preferred Stock issuable upon conversion of such notes.

  In accordance with the directions received from Rakepoll Finance, the Management Directors and the Investor Directors pursuant to the Shareholder's Agreement, the Board of Directors has nominated Messrs. Cannon, Panoz and Dr. Colla, currently members of the Board of Directors of the Company, as Class I directors. In the event any of such nominees becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person as the Board of Directors may select in accordance with the terms of the Shareholder's Agreement. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

  Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of Messrs. Panoz, Cannon and Colla as Class I directors.

  Set forth below is information regarding the nominees for Class I director and the continuing directors of Class II and Class III, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of April 19, 1999, and the year in which each became a director of the Company.

Name                                                                        Age
----                                                                        ---
CLASS I

Donald E. Panoz............................................................  64

   Mr. Panoz has been Chairman of the Board of Directors of the Company since February 1997, and served as Chief Executive Officer from November
   1997 to August 1998. Mr. Panoz was a founder and principal shareholder of Elan Corporation, plc ("Elan") and was Elan's Chairman of the Board from 1970 to December 1996. Until January 1995, he held the position of Chief Executive Officer of Elan. Mr. Panoz was a founder of Mylan
   Laboratories and served as its President from 1960 to 1969. Mr. Panoz is executive chairman of Fountainhead Holdings Ltd. (an investment holding company) and of Fountainhead Development Corp., Inc., its principal U.S.
   operating subsidiary. He also serves as non-executive chairman of Warner
   Chilcott, plc (formerly Nale Laboratories, plc). Mr. Panoz continues to serve on the board of Elan.

Michael D. Cannon..........................................................  54

   Mr. Cannon has been a director of the Company and Executive Vice
   President of the Company since February 1997. Mr. Cannon has been employed by SICOR-Societa Italiana Corticosteroidi S.p.A. ("Sicor") since its founding in 1983 and has served as a member of the Board of Directors of Sicor since 1994. Sicor is a wholly owned subsidiary of Rakepoll Holding B.V. ("Rakepoll Holding"), which is owned by Gensia
   Sicor. From 1986 to 1997 he was Director of Business Development of Alco
   Chemicals Ltd., Swiss Branch ("Alco") in Lugano, Switzerland, which acts as an agent and distributor of certain Sicor products. Mr. Cannon worked in a variety of technical positions at SIRS S.p.A., a manufacturer of bulk corticosteroids in Milan, Italy from 1970 to 1982.

Gianpaolo Colla............................................................  61

   Dr. Colla has been a Management Director and Executive Vice-President--
   Italian Operations of the Company since March 1999. Dr. Colla has served as Managing Director of Sicor S.p.A. and a member of its Board of Directors since 1996, and has been associated with Sicor since its founding in 1983. Dr. Colla also collaborated with the Elemond Group as Strategic Operating Planning Coordinator from 1983 through 1994, and prior to this period he was Director of Mergers and Acquisitions with Fides (now KPMG) from 1982 through 1983. Dr. Colla has held a variety of management positions including positions with The Coca-Cola Export
   Corporation and Philco--Ford Corporation. Dr. Colla continues to serve as member of the Statutory Audit Board for several significant Italian companies. He is a Registered Statutory Auditor in Italy and graduated from Milan's Catholic University with a degree in Economics and Business
   Sciences.

Name                                                                        Age
----                                                                        ---
CLASS II

Carlos A. Ferrer...........................................................  45

   Mr. Ferrer has been a director of the Company since May 1997. He has been a member of Ferrer Freeman Thompson & Co. LLC ("FFT"), the general partner of Health Care Capital Partners, a private investment fund, since July 1995. From July 1978 until July 1995, Mr. Ferrer was employed by CS First Boston Corporation, most recently as Managing Director and
   Head of Global Health Care Investment Banking.

Carlo Salvi................................................................  62

   Mr. Salvi has been a director of the Company since February 1997. He was appointed President and Chief Executive Officer of the Company in August
   1998, and from November 1997 to August 1998 served as the Company's
   Executive Vice President. Additionally, since February 1997 Mr. Salvi has served as a Chairman of the Board of Directors and President of Sicor. From September 1995 to February 1997 he was a consultant to Alco.
   From 1986 to September 1995, Mr. Salvi was General Manager of Alco.

Carlo Ruggeri..............................................................  50

   Dr. Ruggeri has been a director of the Company since March 1999. He served as President of Elan Pharma Inc., a subsidiary of Elan, from January 1992 to June 1997. Between 1988 and 1991, he was chairman and chief executive officer of Vega Biomedical Corp., a medical diagnostics company, and was vice president of Sclavo, a medical diagnostics company, from January 1986 to December 1987. Prior thereto, from 1979,
   Mr. Ruggeri held various senior positions in sales and marketing in the U.S. diagnostics industry.

CLASS III

Frank C. Becker............................................................  63

   Mr. Becker has been a director of the Company since June 1998. He retired as Vice President, Chemical Research and Development for Abbott
   Laboratories, a healthcare products and services company, in December
   1997. Mr. Becker joined Abbott Laboratories in 1959. In January, 1998
   Mr. Becker formed Greenfield Chemicals Inc. a sourcing and consulting company supporting the pharmaceutical industry.

Herbert J. Conrad..........................................................  66

   Mr. Conrad has been a director of the Company since September 1993. From
   April 1988 to August 1993, Mr. Conrad was President of the
   Pharmaceuticals Division, and Senior Vice President, of Hoffmann-La
   Roche Inc. Mr. Conrad was a member of the Board of Directors of Hoffmann-La Roche and a member of its Executive Committee from December
   1981 through August 1993. Mr. Conrad joined Hoffmann-La Roche in 1960 and held various positions over the years including Senior Vice
   President of the Pharmaceuticals Division, Chairman of the Board of Medi-Physics, Inc. and Vice President, Public Affairs and Planning
   Division. Mr. Conrad is also a director of Biotechnology General Corp.
   and Dura Pharmaceuticals, Inc. ("Dura") and UROCOR.


Name                                                                        Age
----                                                                        ---
CLASS III

David F. Hale..............................................................  50

   Mr. Hale is President, Chief Executive Officer and Director of Women
   First HealthCare, Inc. Mr. Hale also serves as Chairman of LMA North
   America. Mr. Hale served as President and Chief Executive Officer of the
   Company from June 1987 to November 1997, and was Chairman of its Board of Directors from May 1991 to February 1997. Prior to joining Gensia
   Sicor, Mr. Hale was President and Chief Executive Officer of Hybritech
   Incorporated, a biotechnology company which was acquired by Eli Lilly &
   Company in 1986. Mr. Hale joined Hybritech in 1982 as Senior Vice
   President of Marketing and Business Development, became Executive Vice
   President and Chief Operating Officer later that year, President in 1983 and Chief Executive Officer in 1986. Before joining Hybritech, Mr. Hale was Vice President and General Manager of BBL Microbiology Systems, a division of Becton, Dickinson and Company. Earlier in his career, he held several positions at Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, including Director of the Ortho Dermatological
   Division and Director of Product Management. Mr. Hale serves on the board of Dura and Collateral Therapeutics, Inc.

John W. Sayward............................................................  47

   Mr. Sayward has been a director of the Company since June 1998. He joined Gensia Sicor in 1992 and was named Vice President, Finance, Chief
   Financial Officer and Treasurer in February 1997. Prior to that he was Division Vice President, Finance, Corporate Controller of Gensia Sicor and Chief Financial Officer of Gensia Sicor Pharmaceuticals, Inc. From
   1975 to 1992, Mr. Sayward was employed in a wide variety of financial and accounting positions at Baxter Healthcare Corporation, serving as Vice President of Finance and Business Development, I.V. Systems
   Division from 1988 to 1992. From 1986 to 1988 he was Vice President and
   Controller, Dade Diagnostics Division of Baxter. Mr. Sayward served in a number of financial management positions at Baxter and American Hospital
   Supply from 1975 to 1986. Mr. Sayward received his Masters of Management degree from the Northwestern Kellogg School of Management.

  The Board of Directors held 10 meetings during 1998. Other than Mr. Hale, who attended seven out of the 10 Board meetings, all Directors then in office attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which such Directors serve during the periods of their respective Board and Committee memberships.

  The Board of Directors has appointed a Stock Option Committee, a Compensation Committee, an Audit Committee, an Executive Committee and a Nominating Committee.

  The current members of the Stock Option Committee are Carlos A. Ferrer and Herbert J. Conrad. The Stock Option Committee held three meetings during 1998. The Stock Option Committee's function is to administer the Gensia Sicor Inc. Amended and Restated 1990 Stock Plan (the "1990 Stock Plan") and the Gensia Sicor Inc. 1997 Long-Term Incentive Plan (the "1997 Stock Plan"). See "Report to Stockholders on Executive Compensation."

  The current members of the Compensation Committee are Frank C. Becker, Herbert J. Conrad and Carlo Salvi. The Compensation Committee held one meeting during 1998. The Compensation Committee's functions are to determine and supervise compensation to be paid to officers and directors of the Company. See "Report to Stockholders on Executive Compensation."

  The current members of the Audit Committee are Michael D. Cannon, Herbert J. Conrad and Carlos A. Ferrer. The Audit Committee held one meeting during 1998. The Audit Committee's functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting organization and financial reporting and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed.

  The current members of the Executive Committee are Carlos A. Ferrer, Donald
E. Panoz and Carlo Salvi. The Executive Committee held one meeting during 1998. The Executive Committee has been delegated the right to exercise all the power and authority of the Board of Directors to the extent permitted by Delaware law and the Company's Charter. Pursuant to the Purchase Agreement, for so long as HCCP or its related entities own at least 50% of the convertible notes it purchased under the Purchase Agreement or the Preferred Stock issuable upon conversion of such notes, a designee of HCCP is entitled to be a member of the Executive Committee and, if requested by HCCP, such designee is entitled to be considered for membership on other committees of the Board of Directors.

  The members of the Nominating Committee are Carlo Salvi and David F. Hale. The Nominating Committee held no meetings during 1998. The Nominating Committee's function is to select and nominate individuals to fill vacancies in the Company's Board of Directors. The Nominating Committee will not consider nominees recommended by security holders.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as of April 19, 1999 as to shares of Common Stock beneficially owned by (i) each director, (ii) the current officers of the Company named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

                                                Beneficial Ownership
                                                   of Common Stock
                                             ---------------------------------
                                              Number of            Percent
                                             Shares (/1/)       of Class (/2/)
                                             ------------       --------------
Rakepoll Finance N.V. ......................  29,500,000 (/3/)       37.0%
 Caracas baaiweg 201
 P.O. Box 6085
 Curacao, Netherlands Antilles

Health Care Capital Partners, L.P. .........   6,613,756 (/4/)        8.3%
 The Mill
 10 Glenville Street
 Greenwich, CT 06831

Salomon Smith Barney Holdings Inc. .........   5,690,600 (/5/)        7.1%
Capital Research and Management Company.....   3,983,700 (/6/)        5.0%
Frank C. Becker.............................      23,297 (/7/)          *
Michael D. Cannon...........................      80,605 (/8/)          *
Gianpaolo Colla.............................      14,359 (/9/)          *
Herbert J. Conrad...........................      59,364 (/10/)         *
Carlos A. Ferrer............................   6,641,353 (/11/)       8.3%
David F. Hale...............................   1,021,899 (/12/)       1.3%
Donald E. Panoz.............................     730,748 (/13/)         *
Carlo Ruggeri...............................      17,191 (/14/)         *
Carlo Salvi.................................  32,959,187 (/15/)      41.3%
John W. Sayward.............................     109,953 (/16/)         *
Thomas M. Speace............................      96,993 (/17/)         *
Wesley N. Fach..............................      62,417 (/18/)         *
All directors and executive officers as a
 group (12 persons).........................  41,801,766 (/19/)      52.3%

--------
  *  Less than one percent

 (1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

 (3) Rakepoll Finance is a majority-owned direct subsidiary of Korbona Industries Ltd., which is wholly owned by Mr. Salvi. The 29,500,000 shares are included in calculating the 32,916,076 shares owned by Mr. Salvi.

 (4) Represents shares which may be acquired within 60 days of April 19, 1999 pursuant to the conversion of convertible notes and exercise of warrants owned by Health Care Capital Partners, L.P. ("HCCP") and its affiliates.

 (5) Based on its Schedule 13G dated February 12, 1999, wherein Salomon Smith Barney Holdings, Inc. ("SSBH") reported the beneficial ownership of 5,690,600 shares of Common Stock. The Schedule 13G states that the shares are owned by subsidiaries of SSBH and that SSBH has shared power to vote or direct the vote or the disposition of all 5,690,600 shares.

 (6) Based on its Schedule 13G dated February 11, 1999, wherein Capital Research and Management Company ("CGCI") reported the beneficial ownership of 3,983,700 shares of Common Stock. The Schedule 13G reports that CGC has sole dispositive power with respect to all such shares. The
     Schedule 13G also states that the reported shares include 562,500 shares resulting from the assumed conversion of warrants.

 (7) Includes 6,297 shares which Mr. Becker has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of stock options.

 (8) Includes 80,605 shares which Mr. Cannon has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of stock options.

 (9) Includes 14,359 shares which Dr. Colla has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of stock options.

(10) Includes 59,364 shares which Mr. Conrad has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of stock options.

(11) Includes 6,613,756 shares which may be acquired within 60 days of April 19, 1999 pursuant to the conversion of convertible notes and exercise of warrants owned by HCCP and its affiliates. Mr. Ferrer is a member of FFT, the General Partner of HCCP. Mr. Ferrer disclaims beneficial ownership of the notes and warrants held by HCCP. Also includes 27,597 shares which Mr. Ferrer has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of options.

(12) Includes (i) 343,175 shares held by a trust as to which Mr. Hale has shared voting and investment power and (ii) 42,000 shares held by Mr. Hale as custodian for his minor children as to which Mr. Hale has sole voting and investment power. Also, includes 516,701 shares which Mr. Hale has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of stock options.

(13) Includes (i) 200,000 shares Mr. Panoz has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of vested options, (ii) 300,000 shares which Mr. Panoz may have the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of options that vest upon the attainment of certain corporate objectives and (iii) 6,916 shares which Mr. Panoz has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of warrants.

(14) Includes 1,591 shares which Mr. Ruggeri has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of options.

(15) Includes 29,500,000 shares owned by Rakepoll Finance, a majority-owned direct subsidiary of Korbona Industries Ltd., which is wholly owned by Mr. Salvi. Also includes (i) 440,000 shares owned by Nora Real Estate N.A. and 50,000 shares owned by Alco, both of which are wholly owned by Mr. Salvi,

     (ii) 220,236 shares which Mr. Salvi has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of warrants, (iii) 2,222,222 shares which Mr. Salvi has the right to acquire within 60 days of April 19, 1999 pursuant to the conversion of convertible promissory notes and (iv) 86,257 shares which Mr. Salvi has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of options.

(16) Includes 5,000 shares which Mr. Sayward has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of warrants and 83,287 shares which Mr. Sayward has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of options.

(17) Includes 93,373 shares which Mr. Speace has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of options.

(18) Includes 54,275 shares which Mr. Fach has the right to acquire within 60 days of April 19, 1999 pursuant to the exercise of options.

(19) Includes 8,170,795 shares which may be acquired within 60 days of April 19, 1999 pursuant to the exercise of options and warrants. Also includes 387,175 shares held by trusts for the benefit of family members of directors and officers as to which such directors and officers have voting and investment power.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

  Information is set forth below concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1997 and 1998, of (i) those persons who were at December 31, 1998 (a) the Chief Executive Officer and (b) the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers") and (ii) the Company's former Chief Executive Officer, Donald E. Panoz, who resigned as Chief Executive officer effective August 11, 1998, but who remains Chairman of the Board.

                          Summary Compensation Table

                                                                                      Long-Term
                                                                                 Compensation Awards
                                                                                --------------------------
                                        Annual Compensation                            Awards
                              ----------------------------------------------    --------------------------
                                                                                Restricted      Securities All Other
   Name and Principal                                         Other Annual        Stock         Underlying  Compen-
        Position         Year Salary($)       Bonus($) (/1/) Compensation($)    Awards($)       Options(#) sation($)
   ------------------    ---- ---------       -------------- ---------------    ----------      ---------- ---------
Carlo Salvi............. 1998 $ 59,000 (/2/)       --                --              --          150,000        --
 President and           1997 $ 59,000 (/2/)       --                --              --              --         --
 Chief Executive Officer

Michael D. Cannon....... 1998 $312,018 (/3/)       --                --              --          140,000   $  3,168 (/5/)
 Executive Vice          1997 $235,000 (/3/)       --                --          $66,263 (/4/)       --    $  3,240 (/5/)
  President and
 President and Chief
  Operating Officer
  of Gensia Sicor
  Pharmaceuticals Inc.

John W. Sayward......... 1998 $225,212                               --              --           40,000   $106,871 (/5/)(/6/)
 Executive Vice          1997 $191,090             --                --          $38,653 (/7/)    40,000   $  1,636 (/5/)
  President,             1996 $126,050             --                --          $16,247 (/7/)    35,000   $  1,203 (/5/)
 Finance, Chief Financial
  Officer and Treasurer

Thomas M. Speace........ 1998 $184,442             --                --              --           30,000   $  1,701 (/5/)
 Vice President,         1997 $172,500             --                --          $30,818 (/7/)    30,000   $  1,625 (/5/)
  International          1996 $172,500             --                --          $26,043 (/7/)    10,000   $  1,537 (/5/)
 Business Development

Wesley N. Fach.......... 1998 $169,213             --                --              --           30,000   $  1,273 (/5/)
 Vice President, Senior  1997 $161,419             --                --          $21,795          10,000   $  1,315 (/5/)
 Legal Counsel and       1996 $128,679             --                --          $13,937             --    $  1,173 (/5/)
  Secretary

Donald E. Panoz......... 1998 $156,250 (/8/)       --           $200,000 (/9/)       --              --         --
 Former Chief Executive  1997 $ 31,252 (/8/)       --           $157,527             --          500,000        --
  Officer

--------
(1) Bonuses will be awarded with respect to 1998, as of April 19, 1999 the amount of the bonuses was not calculable.

(2) Represents 100,000,000 Italian lira, the amount received by Mr. Salvi as Chairman of the Board of Sicor. Mr. Salvi does not receive a salary as President and Chief Executive Officer of the Company.

(3) Includes 15,000,000 Italian lira (approximately $8,850) Mr. Cannon receives in compensation for his services as a director of Sicor. Mr. Cannon joined the Company in February 1997 and his salary for 1997 reflects a partial year of employment.

(4) Represents the aggregate of the fair market value of the shares of restricted stock as of the date of grant ($5.75 per share) less the aggregate consideration paid therefor ($.01 per share). All shares have vested.

(5) Represents amounts paid by the Company for life insurance premiums.

(6) Includes a $105,000 retention bonus which Mr. Sayward received in exchange for waiving certain provisions of his severance agreement with the Company, which amount, after deduction for taxes and through agreement with the Company, was applied towards the purchase of shares of Common Stock.

(7) For 1996, represents the aggregate of the fair market value of the shares of restricted stock as of the date of grant ($4.00 per share) less the aggregate consideration paid therefor ($.01 per share). For 1997, represents the aggregate of the fair market value of the shares of restricted stock as of the date of grant ($5.75 per share) less the aggregate consideration paid therefor ($.01 per share).

(8) Mr. Panoz became Chief Executive Officer of the Company in November 1997 and resigned effective August 13, 1998. His 1997 and 1998 salaries each reflect a partial year of employment. Mr. Panoz elected to receive his 1998 salary on a deferred basis in the form of shares of Common Stock.

(9) Represents $200,000 of annual salary payable to Mr. Panoz in his capacity as non-executive Chairman of the Board, of which Mr. Panoz has received $16,667 and elected to receive the balance of on a deferred basis in the form of shares of Common Stock.

Compensation of Directors

  The members of the Board of Directors who are not employees of the Company receive an annual retainer of $10,000 and they are reimbursed for reasonable expenses incurred in connection with meetings of the Board of Directors and its committees. In addition, continuing non-employee directors (other than Mr. Panoz) receive automatic grants of options to purchase 7,500 shares of the Company's Common Stock at the conclusion of each annual meeting of stockholders, and new non-employee directors receive a similar one-time grant of options to purchase 25,000 shares of the Company's Common Stock.

  In connection with Mr. Panoz agreeing to act as the non-executive Chairman of the Board of the Company and to provide certain other services to the Company, the Company agreed to pay Mr. Panoz an annual fee of $200,000 for two years and granted Mr. Panoz options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $4.288 per share. Of these options, 200,000 shares are fully vested, and the remaining 300,000 shares will vest in increments of 100,000 shares for each $100,000,000 increase in the Company's market capitalization, prior to February 28, 2000, over $700,000,000. The agreement may be terminated by either party on 30 days' advance notice in writing; however if the Company terminates the agreement, it will pay Mr. Panoz the difference between $200,000 and any amounts previously paid. In addition, if Mr. Panoz' agreement is not earlier terminated and the Company's market capitalization, prior to February 28, 2000, exceeds $1,000,000,000, Mr. Panoz will be paid a bonus of $1,000,000, payable in equal annual installments over a ten-year period, in cash or, at the option of the Company, in stock of the Company.

  Mr. Salvi, as Chairman of the Board of Sicor is entitled to receive 100,000,000 Italian Lira (approximately $59,000) per year. Michael Cannon, as a member of the Sicor Board of Directors, is entitled to receive 15,000,000 Italian Lira (approximately $8,850) per year. In addition on April 24, 1998, in recognition of their services as Executive Vice Presidents of the Company, Mr. Salvi was granted options to purchase 150,000 shares, and Mr. Cannon was granted options to purchase 125,000 shares, of the Company's Common Stock. The above options are exercisable at an exercise price of $4.625 per share and vest over a period of four years, with a vesting start date of February 28, 1997. Mr. Sayward was granted options to purchase 40,000 shares of Common Stock in recognition of his services as Chief Financial Officer. Mr. Sayward's options are exercisable at an exercise price of $3.75 per share and vest over a period of four years, with a vesting start date of March 1, 1997.

  Mr. Becker has entered into an agreement whereby he will serve as a consultant to the Company for which he will be compensated at the rate of $1,000 per day for a minimum of 100 days per year.

Severance Agreements

  In November 1997 Mr. Hale resigned as President and Chief Executive Officer of the Company. Pursuant to the terms of a severance agreement entered into with the Company, in December 1997 and January 1998 Mr. Hale was issued a total of 184,161 shares of Common Stock. In addition, all options held by Mr. Hale were permitted to continue to vest over an 18-month period, at the end of which all remaining options would become immediately exercisable.

  In February 1998 Mr. Sayward agreed to waive certain provisions of his severance agreement with the Company in exchange for a retention bonus of approximately $105,000 which Mr. Sayward agreed to invest, after deduction of taxes, in the Company's stock.

  In March 1998 Patrick D. Walsh resigned as President and Chief Operating Officer of the Company's Gensia Sicor Pharmaceuticals, Inc. subsidiary and as a director of the Company. In connection with his resignation, Mr. Walsh entered into a Settlement Agreement and Release pursuant to which he received approximately $180,000 in cash and approximately $226,000 in shares of Common Stock in August 1998. Mr. Walsh also had the balance of his loan ($100,000 plus accrued interest of approximately $19,000) forgiven as a result of the Company's achievement of certain milestones. In addition, all options held by Mr. Walsh continued to vest until March 1999.

  The Company is a party to certain Severance Agreements (the "Severance Agreements") with Messrs. Fach, Sayward and Speace. Pursuant to the Severance Agreements, (i) if, within the first 12-month period after the occurrence of a "Change in Control" of the Company, (a) the officer voluntarily resigns for "Good Reason" or (b) the Company terminates the officer's employment for any reason other than "Cause" or "Disability," or (ii) if the Company terminates the officer's employment because his position has been eliminated in connection with a restructuring or reduction in force, as determined by the Company, (or in the case of Mr. Fach, upon the termination of his employment with the Company), the officer will be entitled to receive a severance payment during the "Continuation Period" at an annual rate equal to the sum of (i) the employee's base compensation at the annual rate in effect on the date when the termination of his employment with the Company is effective plus (ii) the arithmetic mean of the employee's annual bonuses for the last three calendar years completed prior to the date when the termination of his employment with the Company is effective. Further, the Continuation Period is treated as employment for purposes of determining the employee's vesting in any stock options and shares of restricted stock granted to him by the Company.

  The "Continuation Period" is defined as the period commencing on the effective date of the employee's termination of employment and ending on the earlier of (i) the date nine months after the date when the employment termination was effective or (ii) the date of the employee's death. If, however, the employee is not employed in a new position comparable to his position with the Company on the date nine months after his employment termination was effective, then the Continuation Period is extended to the date when the employee becomes employed in such a position, but in no event by more than three months.

  "Change in Control" is defined as the occurrence of any of the following events: (i) the first purchase of shares of the Company's Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part, of such Common Stock; (ii) any acquisition of voting securities of the Company by any person or group, which theretofore did not beneficially own voting securities, representing more than 30% of the voting power of all outstanding voting securities of the Company, if such acquisition results in such entity, person or group owning beneficially securities representing more then 30% of the voting power of all outstanding voting securities of the Company; (iii) approval by the Company's stockholders of a merger in which the Company does not survive as an independent publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all, or substantially all, of the Company's assets; or (iv) a change in the composition of the Company's Board of Directors during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

  "Good Reason" means that the employee: (i) has been demoted or has incurred a material reduction in his authority or responsibility as an employee of the Company; (ii) has incurred a reduction in his total compensation (including benefits) as an employee of the Company; (iii) has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the employee; (iv) has not received a bonus commensurate with bonuses (if any) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the employee; or (v) has been notified that his principal place of work as an employee of the Company will be relocated by a distance of 50 miles or more.

  "Cause" means (i) a willful act by the employee which constitutes misconduct or fraud and which is injurious to the Company or (ii) conviction of, or a plea of "guilty" or "no contest" to, a felony.

Stock Options

  The following tables summarize option grants and exercises during 1998 to or by the Chief Executive Officer, the former Chief Executive Officer and the Named Executive Officers, and the value of the options held by such persons at the end of 1998. The Company does not grant Stock Appreciation Rights.

                         Option Grants in Fiscal 1998

                                     Individual Grants (/1/)                  Potential
                         ----------------------------------------------- Realizable Value at
                                     Percent of                            Assumed Annual
                         Number of  Total Options                          Rates of Stock
                         Securities  Granted to                           Appreciation for
                         Underlying Employees in  Exercise or             Option Term (/2/)
                          Options    Fiscal Year     Base     Expiration -------------------
          Name           Granted(#)     1998      Price($/sh)    Date     5%($)     10%($)
          ----           ---------- ------------- ----------- ---------- -------- ----------
Carlo Salvi.............  150,000       13.9%       $4.625     4/24/08   $436,296 $1,105,658
Michael D. Cannon.......  125,000       11.6%       $4.625     4/24/08   $363,580 $  921,382
                           15,000        1.4%       $ 3.75     6/15/08   $ 35,376 $   89,648
John W. Sayward.........   40,000        3.7%       $ 3.75     6/15/08   $ 94,334 $  239,061
Thomas M. Speace........   30,000        2.8%       $ 3.75     6/15/08   $ 70,751 $  179,296
Wesley N. Fach..........   10,000        0.9%       $ 3.75     6/15/08   $ 23,584 $   59,765
Donald E. Panoz.........      --         --            --          --         --         --

--------
(1) Generally, options become exercisable ratably on a daily basis over a four-year period and vest in full in the event of a change in control with respect to the Company and in the event of the death of the optionee. The exercise price per share of options granted in 1998 represented the fair market value of the underlying shares on the date of grant. Generally, options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

                  Aggregated Option Exercises in Fiscal 1998
                  and Value of Options At End of Fiscal 1998

                                                    Number of Securities   Value of Unexercised
                                                   Underlying Unexercised      In-the-Money
                                                       Options at End       Options at End of
                                                     of Fiscal 1998 (#)    Fiscal 1998($) (/1/)
                            Shares                 ----------------------  --------------------
                         Acquired On     Value          Exercisable/           Exercisable/
          Name           Exercise (#) Realized ($)     Unexercisable           Unexercisable
          ----           ------------ ------------ ----------------------  --------------------
Carlo Salvi.............     --           --            68,910/81,090                /
Michael D. Cannon.......     --           --            57,448/82,552                /$11,715
John W. Sayward.........     --           --            54,521/60,479         $ 5,485/$36,995
Thomas M. Speace........     --           --            71,741/45,359         $11,377/$27,746
Wesley N. Fach..........     --           --            44,134/25,866         $ 9,802/$10,688
Donald E. Panoz.........     --           --          300,000/200,000         $72,900/$48,600

--------
(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1998 ($4.531), minus the exercise price.

               REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of the Company (the "Committee") and the Stock Option Committee are pleased to present their report on executive compensation. This report is provided by the Committee to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of the Company's executive officers and describes the basis on which compensation determinations for 1998 were made by the Committee. In making its determination, the Committee has relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the pharmaceutical industry, including companies included in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this proxy statement, and recommendations of management.

Compensation Philosophy and Objectives

  The Committee believes that compensation of the Company's executive officers should:

  . Encourage creation of stockholder value and achievement of strategic corporate objectives.

  . Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

  . Recognize individual initiative, effort and accomplishment.

  . Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

  . Provide a total compensation opportunity that is competitive with companies in the pharmaceutical industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

  . Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management.

Key Elements of Executive Compensation

  In 1998, the Company focused upon continuing the transition of its business from a biotechnology focus to that of an operating international pharmaceutical company. This was accomplished by investing in the long term value of Gensia Sicor Pharmaceuticals, Inc. in the United States and the bulk pharmaceutical, finished pharmaceutical and research and development operating companies in Italy, Mexico and Switzerland.

  The Compensation Committee has determined that compensation of executive officers will be based, in part, on the Company's achievements of its objectives established with the Board of Directors, the individual contributions and achievements of each executive officer and the profitability of the Company. The Company's existing compensation structure for executive officers generally includes a combination of base salary, bonus, and stock options.

  Base Salary

  Compensation levels are largely determined through comparisons with companies of similar size and complexity in the pharmaceutical industry and companies with which the Company competes for key personnel. Cash compensation for the Company's executive officers is generally targeted at the median of the companies reviewed. In establishing base salaries for 1998 the Committee considered, among other things, the Company's achievements in advancing its products and accomplishing other business objectives, and the individual contributions and achievements of each executive officer. Actual compensation is based on an evaluation of job responsibilities for the position, comparisons of compensation levels, Company achievements and individual performance. Individual performance is evaluated by reviewing organizational and management development progress against individual contributions and achievements and the degree to which teamwork and Company values are fostered. At the beginning of fiscal 1998, goals were established for the Company and approved by the Board of Directors. Goals set for 1998 included obtaining approval of certain ANDAs and the filing of key additional ANDAs at Gensia Sicor Pharmaceuticals; raising additional financial resources for the Company; and achieving a developmental milestone at Metabasis Therapeutics, Inc. in its collaboration with Sankyo Co., Ltd. Compensation levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

  Bonus

  The Committee may award bonuses under its Key Employee Incentive Plan at the end of the fiscal year based on the Company's achievements and the individual's contributions to those achievements, if it deems such an award to be appropriate. This award may be in the form of restricted stock in lieu of cash. The Company also takes into account the profitability of the Company on a worldwide basis in awarding such bonuses. Although the Company did not achieve the profitability goals set by the Committee at the beginning of 1998, the Committee believed that the failure to achieve such goals was due, at least in part, to factors beyond the control of the Company's executive officers and employees, such as write-offs associated with divestiture of the Company's Gensia Automedics, Inc. subsidiary. Accordingly, the Committee decided in April 1999 to award bonuses for 1998 at a significantly reduced level to certain executive officers and employees.

  Stock Options

  The Company's 1990 Stock Plan and 1997 Long Term Incentive Plan are administered by the Company's Stock Option Committee, which is a committee of outside directors of the Company. The Stock Option Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interest of stockholders and executives will be closely aligned. Therefore, executive officers, as well as all employees, are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price. The number of stock options granted to executive officers, including the Chief Executive Officer, is based on the Company's achievements during the year and the individual's contributions to those achievements individual performance and a review of data on the range of aggregate annual option grants compared to the number of shares of stock outstanding for officers with similar duties and titles at pharmaceutical companies taking into account differences in such companies' stock prices, stage of development, achievements and the like.

1998 CEO Compensation

  The Compensation Committee believes that, in evaluating the Chief Executive Officer's performance, the achievement of the Company's business objectives, as well as the use of traditional performance standards, such as revenues, profits and return on equity, are appropriate. The Company achieved a number of its corporate objectives for 1997, and Mr. Panoz, as Chief Executive Officer, played a key role in achieving those objectives. Some of these achievements were as follows: obtaining approval of five ANDAs, filing key additional ANDAs at Gensia Sicor Pharmaceuticals, Inc., raising additional financial resources for the Company, and achieving a developmental milestone at Metabasis Therapeutics, Inc. in its collaboration with Sankyo Co., Ltd. The Board of Directors determined that these achievements were critical to the Company's future growth and could assist the Company in enhancing stockholder value and determined to compensate Mr. Panoz for his role in achieving these accomplishments. Accordingly, the Board voted to pay Mr. Panoz a salary at an annual rate of $200,000 for the period during which he served as Chief Executive Officer in 1998. Mr. Panoz received an additional $200,000 annual salary for serving as Chairman of the Board of Directors. Mr. Panoz elected to receive approximately $339,000 of this aggregate amount on a deferred basis in shares of Common Stock of the Company.

  Mr. Salvi, the Company's Chief Executive Officer since August 1998, has elected to forgo a salary as Chief Executive Officer during 1998, and to be compensated solely in the form of appreciation, if any, in the value of his shares of Company Common Stock and options. In April 1998, in recognition of Mr. Salvi's contributions as Executive Vice President, the Stock Option Committee granted Mr. Salvi options to purchase an aggregate of 150,000 shares of Common Stock.

Miscellaneous

  Section 162(m) of the Internal Revenue Code was enacted in 1993 and took effect for fiscal years beginning in 1994. Section 162(m) disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied. The Board of Directors has approved the amendment of the Company's 1990 Stock Plan to, among other things, qualify for an exemption from the $1 million limit on deductions under Section 162(m) with respect to option grants under the 1990 Stock Plan. The 1997 Long-Term Incentive Plan, which replaced the 1990 Stock Plan in February 1997 also qualifies for such exemption with respect to grants under such plan.

  This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

           Compensation Committee          Stock Option Committee
           Herbert J. Conrad               Herbert J. Conrad
           Carlo Salvi                     Carlos A. Ferrer, Frank C. Becker

Compensation Committee Interlocks and Insider Participation

  The members of the Stock Option Committee were Herbert J. Conrad and Carlos
A. Ferrer. The members of the Compensation Committee during 1998 were Herbert
J. Conrad, Carlo Salvi and Frank C. Becker. Mr. Salvi is the Company's President, Chief Executive Officer and principal stockholder. For a description of certain business relationships between the Company and Mr. Salvi, see "Certain Transactions Relationship with Alco Chemicals, Ltd." and "Other Transactions."

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index"). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                 [STOCK PRICE PERFORMANCE GRAPH APPEARS HERE]

                              12/31/93   12/30/94   12/29/95   12/31/96   12/31/97   12/31/98
                              --------   --------   --------   --------   --------   --------
Gensia Sicor..............     $100.00     $17.17    $21.21      $18.69     $23.49     $18.31
Nasdaq Composite..........      100.00      97.00    136.23      166.79     203.98     281.69
Nasdaq Pharmaceutical.....      100.00      75.26    138.04      138.47     142.98     183.02

  Assumes a $100 investment on December 31, 1993 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

  The Nasdaq Pharmaceutical Index includes all companies listed on The Nasdaq Stock Market within SIC Code 283. A list of those companies included in the Nasdaq Pharmaceutical Index may be obtained by contacting Wesley N. Fach, Secretary, at (949) 455-4700.

                             CERTAIN TRANSACTIONS

Relationship with Alco Chemicals, Ltd.

  Alco, an affiliate of Rakepoll Finance and wholly owned by Carlo Salvi, acts as a non-exclusive sales agent for certain bulk pharmaceutical products produced by certain subsidiaries of the Company, in exchange for a commission of 4% of sales. The parties will determine, from time to time, those bulk pharmaceutical products for which Alco will act as a sales agent. In 1998, total commissions paid by the Company to Alco amounted to approximately $2.1 million.

  In March 1998, the Company's wholly-owned subsidiary, Genchem Pharma, Ltd., acquired a research and development facility from Alco for approximately $1.7 million.

Other Transactions

  In October 1994, the Company made a relocation loan to Mr. Walsh, the former President and Chief Operating Officer of Gensia Sicor Pharmaceuticals, Inc. On June 1, 1998, this loan of $100,000, together with accrued interest of approximately $19,000, was forgiven in connection with Mr. Walsh's resignation from the Company in March 1998 and as a result of the Company's achievement of certain milestones.

  On June 26, 1996 the Company made an interest-free relocation loan to Gene
F. Tutwiler, the Company's former Executive Vice President for Research and Development and the current President and Chief Operating Officer of Metabasis Therapeutics, Inc., a majority-owned subsidiary of the Company. Dr. Tutwiler is indebted to the Company in the principal amount of $100,000 with respect to the loan. The loan is secured by real property and is due on June 25, 2001. The loan was assigned to Metabasis in December 1997 in connection with the Company's assignment of certain of its assets to Metabasis. Commencing July 1, 1996 Metabasis has agreed to forgive 25% of the loan each year Dr. Tutwiler continues to be employed by Metabasis.

  In December 1997 the Company's wholly owned subsidiary, Sicor, acquired a 50% equity interest in Diaspa S.p.A. ("Diaspa"), a private Italian pharmaceutical company specializing in bulk fermentation products, for approximately $2.7 million. Mr. Salvi, a director and the Company's President, Chief Executive Officer and principal stockholder, owned a 50% beneficial ownership interest in Diaspa. In June 1998 SICOR acquired the remaining 50% interest in Diaspa for approximately $5.7 million in cash, including a $1.4 million payment to be made to a third party for the release of an option on the Diaspa shares. Including additional capital investments of approximately $1.5 million, the total purchase price for Diaspa was approximately $10 million.

  In December 1998 Mr. Salvi purchased $10 million in 8% Convertible Notes due in January 2001. These notes are convertible into 2,222,222 shares of Common Stock at a $4.50 conversion price at the option of Mr. Salvi prior to December 31, 2000.

  The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                                  PROPOSAL 2
               APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
                GENSIA SICOR INC. EMPLOYEE STOCK PURCHASE PLAN

  In order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions, the Board of Directors originally adopted the Gensia Sicor Inc. Employee Stock Purchase Plan in 1992 under which 300,000 shares of Common Stock were reserved for issuance. The plan was amended and restated in 1996, 1997 and 1998 to reserve an additional 300,000 shares for issuance. On February 10, 1999, the Board of Directors amended and restated the plan (as amended and restated, the "ESPP") to reserve an additional 100,000 shares for issuance under the ESPP, subject to the approval of the Company's stockholders at the Annual Meeting. As of April 19, 1999, an aggregate of 105,235 shares were available for issuance under the ESPP.

  Under the ESPP, an aggregate of 700,000 shares of Common Stock (which number includes the 100,000 share increase that stockholders are being asked to approve) have been reserved for issuance, subject to anti-dilution adjustments. Any full-time employee will be eligible to participate in the ESPP after he or she has been continuously employed by the Company for three consecutive months. Eligible employees may elect to contribute up to 12% of their total compensation during each six-month offering period, subject to certain statutory limits. At the end of each six-month offering period, the Company will apply the amount contributed by the participant during the offering period to purchase whole shares of Common Stock, but not more than 1,000 shares. Shares of Common Stock are purchased for 85% of the lower of (i) the market price of the Common Stock immediately before the beginning of the purchase period or (ii) the market price of such Common Stock on the last business day of the purchase period. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company.

Federal Income Tax Consequences

  The ESPP is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. No income is recognized by a participant at the time a right to purchase Company Common Stock is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

  A participant must recognize taxable income upon a disposition of shares acquired under the ESPP. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of section 423 have been satisfied. To satisfy the holding-period requirements of section 423, shares acquired under the Plan cannot be disposed of within two years after the first day of the offering period during which the shares are purchased. They also cannot be disposed of within one year after they are purchased.

  If the holding period is met, the participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the actual purchase price or (b) 15% of the fair market value of the shares immediately before the applicable offering period. The Company will not be entitled to any deduction under these circumstances.

  The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a long-term capital loss.

  If the holding period is not met, the entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. The Company will generally be entitled to a deduction for the same amount.

  The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending upon the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

  The Board of Directors recommends a vote FOR the adoption of the amendment and restatement of the Gensia Sicor Inc. Employee Stock Purchase Plan.

                                  PROPOSAL 3
               APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
                GENSIA SICOR INC. 1997 LONG-TERM INCENTIVE PLAN

  At the special meeting of stockholders approving the Stock Exchange, the stockholders of the Company also approved the adoption of the Gensia Sicor Inc. Long-Term Incentive Plan under which 2,000,000 shares of Common Stock were reserved for issuance. At the Annual Meetings of Stockholders held on September 9, 1997 and June 15, 1998, the stockholders of the Company approved an amendment to such plan to reserve an additional 2,000,000 shares of Common Stock under such plan. On February 10, 1999, the Board of Directors further amended and restated the plan (as amended and restated, the "1997 Stock Plan") to reserve an additional 1,600,000 shares for issuance under the plan, subject to the approval of the Company's stockholders at the Annual Meeting. The 1997 Stock Plan replaced the Company's 1990 Stock Plan (the "1990 Stock Plan") effective February 26, 1997 and any shares not subject to exercise under the 1990 Stock Plan or which are not exercised because of forfeiture or termination of options granted under the 1990 Stock Plan are added to the shares available under the 1997 Stock Plan.

Description of 1997 Stock Plan

  Purpose

  The purpose of the 1997 Stock Plan is to promote the interests of the Company and its stockholders by encouraging key individuals to acquire stock or to increase their proprietary interest in the Company. By providing the opportunity to acquire stock or receive other incentives, the Company seeks to attract and retain those key employees upon whose judgment, initiative and leadership the success of the Company largely depends. While the maximum number of shares available for award is modest in comparison to the total number of shares of the Company Common Stock outstanding, the Company's Board of Directors believes that the 1997 Stock Plan will constitute an important means of compensating key employees.

  Shares Subject to 1997 Stock Plan

  There are 5,600,000 shares of Company Common Stock (which number includes the 1,600,000 share increase that stockholders are being asked to approve) reserved for issuance under the 1997 Stock Plan. The 1997 Stock Plan replaced the 1990 Stock Plan. Under the 1990 Stock Plan, 6,383,334 shares of Company Common Stock have been reserved for issuance. The 1990 Stock Plan provided for the grant of both incentive stock options to employees only and nonstatutory stock options to employees, directors and independent consultants. The 1990 Stock Plan also provided for direct sale of shares to employees, directors and outside consultants. If any options granted under the 1990 Stock Plan for any reason expire or are canceled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options again become available for new grants under the 1997 Stock Plan. If shares issued under the 1990 Stock Plan are forfeited, they also become available for new grants under the 1997 Stock Plan.

  Outstanding Grants

  As of April 19, 1999, options to purchase an aggregate of 4,179,219 shares of Company Common Stock at a weighted average exercise price of $4.656 per share were outstanding under both the 1990 Stock Plan and the 1997 Stock Plan. The foregoing numbers do not include options granted to former employees. As of April 19, 1999, approximately 460 employees, ten directors and 36 consultants or advisors were eligible to participate in both plans. On April 19, 1999, the closing price of the Company's Common Stock on the Nasdaq National Market was $4.00 per share. In general, all employee stock options have been granted with exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Stock Option Committee in accordance with the provisions of the plans. On February 10, 1999, however, Messrs. Cannon, Fach, Speace and Sayward were granted non-qualified options with a fair market value of $5.063 and an exercise price of $4.531. Of all options granted, 3,366,040 shares have been exercised. As of April 19, 1999, 1,814,079 shares of Company Common Stock had been issued for direct sale under the plans. As of April 19, 1999, a total of 1,691,031 shares of Company Common Stock were available for future awards under the 1997 Stock Plan. No shares remain available for grant under the 1990 Stock Plan.

  As of April 19, 1999, the following persons or groups had in total received options to purchase shares or shares of Company Common Stock under either the 1990 Stock Plan or the 1997 Stock Plan: (i) the Chief Executive Officer and the other officers or former officers named in the Summary Compensation Table:
Mr. Salvi, 150,000 shares; Mr. Cannon, 150,000 shares; Mr. Sayward, 125,000 shares; Mr. Speace, 125,100 shares; Mr. Fach, 78,000 shares; and Mr. Panoz, 500,000 shares; (ii) each nominee for election as director not listed in the Summary Compensation Table: Dr. Colla, 25,000 shares; (iii) all current executive officers of the Company as a group: 653,100 shares; (iv) all current directors who are not officers as a group: 773,500 shares; (v) each associate of any of such current directors, executive officers or nominees: no shares;
(vi) each person who has received five percent of options granted other than those included above: no shares; and (vii) all employees and consultants of the Company as a group: 3,898,912. The foregoing numbers do not include options that were surrendered in connection with the grant of restricted stock awards.

  Administration

  The 1997 Stock Plan is administered by the Stock Option Committee (the "Committee"), composed of directors who are disinterested persons under Rule 16b-3 of the Exchange Act ("Rule 16b-3") or Code Section 162(m) and smaller committees of directors as established by the Company's Board. In the case of grants to persons who are not also insiders for purposes of Section 16 of the Exchange Act, the 1997 Stock Plan may be administered by officers who are not directors. The Company's Board may fill vacancies from time to time to remove or add members.

  The Committee selects those employees of the Company or its subsidiaries who will be eligible to receive awards under the 1997 Stock Plan. The 1997 Stock Plan provides that the Committee may grant to eligible individuals any combination of nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance awards, stock payments or dividend equivalents. Each grant will be memorialized in a separate agreement with the person receiving the grant. This agreement will indicate the type and terms of the award.

  Non-employee Director Grants

  Non-employee directors are eligible to receive nonqualified stock options under the 1997 Stock Plan in the sole discretion of the Company's full Board. These grants are designed to comply with the provisions of Rule 16b-3 and are made at the conclusion of each regular annual meeting of stockholders to selected incumbent non-employee directors who will continue to serve on the Company's Board thereafter. The shares of Company Common Stock may be issued for past service by the non-employee directors and without payment of any purchase price. New non-employee directors may receive initial grants of nonqualified stock options unless they had received an initial grant at the conclusion of the annual stockholder meeting in the same calendar year.

  Total shares available to non-employee directors may not exceed 15% of the maximum number of shares available under the 1997 Stock Plan.

  Stock Options

  Nonqualified stock options provide the right to purchase shares of Company Common Stock at a price which is not less than 85% of the fair market value of Company Common Stock subject to the option on the effective date of the grant. These options are granted for a term which may not exceed ten years.

  Incentive stock options comply with the provisions of the Code and are subject to restrictions contained in the Code. Incentive stock options are granted with an exercise price of not less than 100% of the fair market value of the Company Common Stock subject to the option on the date of grant and will extend for a term of up to ten years. Incentive stock options granted to persons who own more than 10% of the combined voting power of the Company's outstanding securities must be granted at prices which are not less than 110% of fair market value on the date of grant and may not extend for more than five years from the date of grant.

  The option exercise price must be paid in full at the time of exercise. The price may be paid in cash or, as acceptable to the Committee, by loan made by the Company to the participant, by arrangement with a broker where payment of the option price is guaranteed by the broker, by the surrender of shares of the Company owned by the participant exercising the option and having a fair market value on the date of exercise equal to the option price, or by any combination of the foregoing equal to the option price.

  Options for employees have such other terms and are exercisable in such manner and at such times as the Committee may determine. As noted below, all awards under the 1997 Stock Plan vest fully and immediately upon death, disability or upon a change in control. In addition, an option agreement for an employee may provide for accelerated exercisability in the case of other events as determined by the Committee.

  The Committee may, at any time prior to exercise and subject to consent of the participant, amend, modify or cancel any options previously granted and may or may not substitute in their place options at a different price and of a different type under different terms or in different amounts.

  Restricted Stock

  Restricted stock may be granted or sold to employees for prices determined by the Committee and subject to such restrictions as may be appropriate. Typically restricted stock is forfeited and is resold to the Company at cost in the event that "vesting" is not achieved by virtue of seniority or performance or other criteria. In general, restricted shares may not be sold, transferred or hypothecated until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, have voting rights and receive dividends, if any, prior to the time when the restrictions lapse.

  Stock Appreciation Rights

  Stock appreciation rights ("SARs") may be granted in tandem with stock options or separately. If SARs are granted in tandem with options, the options may be either nonqualified or incentive stock options. SARs granted by the Committee in tandem with stock options will provide for payments to grantees based upon increases in the price of Company Common Stock over the exercise price of the related option. The SARs will provide that the holder of the SARs may exercise the SARs or the option in whole or in part, but the aggregate exercise may not cover more than the aggregate number of shares upon which the value of the SARs is based. SARs granted in tandem with options may not extend beyond the term of the related option. SARs will be transferable only to the extent that the related option is transferable. The Committee may elect to pay SARs in cash or in Company Common Stock or in a combination of cash and Company Common Stock.

  SARs which are issued separately from options will provide for payments based upon increases in the price of Company Common Stock over the fair market value of Company Common Stock or the book value of

Company Common Stock on the date of grant. The Committee will determine whether fair market value or book value will be the appropriate measure. As with other SARs, upon exercise the Committee may determine to pay the SARs in cash or in Company Common Stock or in a combination of cash and Company Common Stock.

  Performance Awards, Common Stock Payments and Dividend Equivalents

  Performance awards may be granted by the Committee on an individual basis. Generally these awards will be paid in cash and will be based upon specific agreements.

  The Committee may approve a payment in Company Common Stock to any employee who otherwise may be entitled to a cash payment other than base salary (e.g., a bonus). Similarly, the Committee may award shares as dividend equivalents with respect to grants of options or SARs.

  Section 162(m)

  In order to permit maximum deductibility of compensation relating to awards of stock options and SARs, a limitation has been imposed upon the number of such awards which may be made under the 1997 Stock Plan. Specifically, no more than 250,000 (350,000 in the event of an option repricing) shares of Company Common Stock shall be subject to stock options and SARs that are granted annually under the 1997 Stock Plan to any one employee. A maximum of 5,600,000 shares has been authorized for award under the 1997 Stock Plan plus shares which are not subject to grants under the 1990 Stock Plan as of the effective date, and shares which become available because options under the 1990 Stock Plan are forfeited or terminate.

  Other Provisions

  The 1997 Stock Plan contains customary provisions relating to adjustments for increases or decreases in the number and kind of Company securities. Furthermore, all awards under the 1997 Stock Plan vest fully and immediately upon death, disability or upon a change in control. "Change in control" includes tender offers, mergers, sales of substantially all Company assets, change in a majority of the Company Board over a two-year period and the acquisition of more than 30% of the outstanding shares of Company Common Stock by a person who did not previously own 30% of such stock.

  The 1997 Stock Plan will expire ten years after its initial effective date, unless it is terminated before then by the Company's Board of Directors.

  The Company's Board of Directors may amend, suspend or terminate the 1997 Stock Plan at any time without further action of the Company's stockholders except with respect to the accelerated vesting or share adjustment provisions and as required by applicable law.

Federal Income Tax Consequences

  The following discussion of the federal income tax consequences of the 1997 Stock Plan as it relates to nonqualified stock options, incentive stock options and share awards is intended to be a summary of applicable federal law. State and local tax consequences may differ.

  Options

  Incentive stock options and nonqualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Nonqualified stock options need not comply with such requirements.

  An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is a long-term capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the incentive stock option. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

  An optionee is not taxed on the grant of a nonqualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is a long-term capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

  Share Awards

  If a participant is awarded or purchases shares, the amount by which the fair market value of the shares on the date of award or purchase exceeds the amount paid for the shares will be taxed to the participant as ordinary income. The Company will be entitled to a deduction in the same amount provided it makes all required withholdings on the compensation element of the sale or award. The participant's tax basis in the shares acquired is equal to the share's fair market value on the date of acquisition. Upon a subsequent sale of any shares, the participant will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than one year before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

  If a participant is awarded or purchases shares that are subject to a vesting schedule, the participant is deemed to receive an amount of ordinary income equal to the excess of the fair market value of the shares at the time they vest over the amount (if any) paid for such shares by the participant. The Company is entitled to a deduction equal to the amount of the income recognized by the participant.

  Code Section 83(b) permits a participant to elect, within 30 days after the transfer of any shares subject to a vesting schedule to him or her, to be taxed at ordinary income rates on the excess of the fair market value of the shares at the time of the transfer over the amount (if any) paid by the participant for such shares. Withholding taxes apply at that time. If the participant makes a Section 83(b) election, any later appreciation in the value of the shares is not taxed as ordinary income, but instead is taxed as capital gain when the shares are sold or transferred.

1997 Stock Plan Benefits

  The Committee has full discretion to determine the number, type and value of awards to be granted to key employees under the 1997 Stock Plan. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group and all other key employees are not determinable.

  The Board of Directors recommends a vote FOR the adoption of the amendment and restatement of the Gensia Sicor Inc. 1997 Long-Term Incentive Plan.

                                  PROPOSAL 4
                            APPROVAL OF NAME CHANGE

  By resolution adopted on February 10, 1999, the Company's Board of Directors proposed the adoption by the Company's stockholders of an amendment and restatement of the Company's Certificate of Incorporation, pursuant to which the Company's name would be changed from "Gensia Sicor Inc." to "SICOR Inc."

  The Company adopted its current name in February 1997 in connection with the Company's stock exchange with Rakepoll Holding B.V. Since that date, the Company has expanded and modified its corporate objectives and strategy. In view of the foregoing, the Board believes that a change of the Company's name to SICOR Inc. would more appropriately reflect the Company's revised corporate objectives and strategy, and has accordingly directed that the proposed amendment of the Company's Restated Certificate of Incorporation be submitted to a vote of the stockholders at the Annual Meeting.

           The Board of Directors unanimously recommends a vote FOR approval of the proposal to amend Gensia Sicor Inc.'s Restated Certificate of Incorporation.

                                  PROPOSAL 5
                     RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ended December 31, 1999, subject to ratification by the stockholders. Representatives of Ernst & Young are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

 The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than January 4, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

  The Company's bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company's next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting of 2000; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. In 1998, all directors, executive officers and 10% stockholders timely filed all such reports.

                                 OTHER MATTERS

  The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

  Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Gensia Sicor Inc., 19 Hughes, Irvine, California 92618, (949) 455-4700. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 28, 1999.

  Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                          By order of the Board of Directors.


                                          /s/ WESLEY N. FACH
                                          ----------------------
                                          Wesley N. Fach
                                          Secretary

                              GENSIA SICOR, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING ON JUNE 16, 1999

     JOHN W. SAYWARD and WESLEY N. FACH, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Gensia Sicor, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 19 Hughes, Irvine, California on June 16, 1999 at 1:30 p.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

     Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the three nominees for Class I Directors and FOR Items 2, 3, 4 and 5.

                 (continued and to be signed on reverse side)




The Board of Directors recommends a vote FOR the election of the three nominees for class I Directors and FOR Items 2, 3, 4 and 5.
         Important: Please mark boxes to give voting instructions. [X]

[                                                                              ]

                                                            WITHHELD    FOR ALL
1. ELECTION OF DIRECTORS                         For all    From all    Except
                                                 nominees   nominees   as marked
   Nominees: Donald E. Panoz                       [_]        [_]         [_]
             Michael D. Cannon
             Gianpaolo Colla

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________

2. To approve the amendment and restatement        FOR      AGAINST      ABSTAIN
   of the ESPP:                                    [_]        [_]         [_]


3. To approve the amendment and restatement        FOR      AGAINST      ABSTAIN
   of the 1997 Stock Plan:                         [_]        [_]         [_]


4. To approve an amendment of Gensia Sicor         FOR      AGAINST      ABSTAIN
   Inc.'s Restated Certificate Of Incorporation    [_]        [_]         [_]
   to change the name of "Gensia Sicor Inc." to "SICOR Inc.":


5. To ratify the appointment of Ernst & Young      FOR      AGAINST      ABSTAIN
   LLP as the Company's independent auditors:      [_]        [_]         [_]


                                          PLEASE MARK, SIGN, DATE AND MAIL THIS
                                             PROXY CARD PROMPTLY, USING THE
                                                    ENCLOSED ENVELOPE.

                                          Signature(s)__________________________

                                          Dated: _________________________, 1999

                                          Please sign exactly as your name or
                                          name(s) appear on this proxy. When
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If
                                          shares are held jointly, each holder
                                          should sign.